Exhibit 99.1

Hana Biosciences Announces Successful Planned Independent Safety Analysis Supports Ability to Complete Pivotal rALLy Clinical Trial of Marqibo, Its Lead Novel Anti-Cancer Compound

SOUTH SAN FRANCISCO, Calif., March 2 /PRNewswire-FirstCall/ -- Hana Biosciences (Nasdaq: HNAB) today announced that an Independent Data Monitoring Committee (IDMC) has completed a planned, pre-specified safety review of interim data from the ongoing pivotal rALLy clinical trial of Marqibo® (vincristine sulfate liposomes injection) for the treatment of adult acute lymphoblastic leukemia (ALL) in second relapse. The results of the IDMC review continue to support the acceptable safety profile observed with Marqibo in earlier studies and no new safety concerns were identified. The IDMC has recommended that the trial continue to completion per protocol.

The Company has accrued 42 patients, or 75 percent, of the total target enrollment of 56 evaluable patients. Recruitment is on target to complete in mid-2009. Results of the Company's planned interim efficacy analysis are forthcoming.

"The IDMC's recommendation to continue the rALLy trial represents an important milestone in the development of Marqibo and towards our goal of developing a therapeutic for this very sick patient population," stated Anne Hagey, M.D., vice president and chief medical officer of Hana Biosciences. "Thanks to our enthusiastic and committed investigators, patient enrollment remains on track. We target The 2009 American Society of Hematology Annual Meeting for a complete data presentation and look forward to submitting a New Drug Application for accelerated approval of Marqibo in 2010."

The interim analysis was designed to assess the safety data of the trial collected to date and also focus on logistical issues such as accrual, retention, and quality of clinical and laboratory data. This interim assessment was based upon a planned evaluation of safety data from the first 29 patients in the study who received at least one cycle of weekly Marqibo treatment. Safety was assessed in the context of efficacy defined as the achievement of a complete response with or without full blood count recovery.

Susan O'Brien, M.D., professor in the leukemia department at the University of Texas MD Anderson Cancer Center in Houston, and rALLy study lead investigator, said, "Clinical results from rALLy, as well as in previous ALL trials, suggest that Marqibo could offer a unique salvage therapy for relapsed ALL and therapeutic advantage over standard vincristine-containing chemotherapy in patients with lymphoid malignancies."

The primary objective of the rALLy study is to assess the efficacy and safety of single-agent, weekly Marqibo 2.25 mg/m2 with dosing based on actual body surface area without the dose capping applied to standard vincristine. Secondary objectives include evaluation of safety, response duration, and overall survival. The patient population is defined as Philadelphia chromosome- negative adult patients in second relapse, or those patients who relapsed following two lines of anti-leukemia chemotherapy, including those who have previously undergone stem cell transplantation. The rALLy trial is currently being conducted at thirty-one clinical sites in the U.S., Canada, Germany, Israel and the United Kingdom.

Hana Biosciences has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the U.S. Food and Drug Administration. Marqibo has also received orphan drug designation from the European Medicines Evaluation Agency in adult ALL.

About Marqibo® (vincristine sulfate liposomes injection)
Marqibo is a novel, targeted, Optisomal(TM) formulation of vincristine, a widely-used chemotherapy, which has shown promising anti-cancer activity in patients with ALL, non-Hodgkin's lymphoma, Hodgkin's disease, and melanoma in several clinical trials. Vincristine is approved by the U.S. Food and Drug Administration as a single agent and in combination regimens for the treatment of hematologic malignancies such as lymphomas and leukemias. Vincristine, a microtubule inhibitor, kills cancer cells when they enter a very specific point in the cell cycle, and its efficacy is concentration- and exposure duration- dependent. Marqibo is designed to enhance the penetration and retention of vincristine at sites of active cancer and facilitate dose-intensification compared to standard vincristine formulations. Unlike regular vincristine, Marqibo is dosed based on patient body surface area without the need to limit the dose to avoid early dose-limiting neurotoxicities.

About Hana Biosciences, Inc.
Hana Biosciences, Inc. (Nasdaq: HNAB - News) is a biopharmaceutical company dedicated to developing new, differentiated cancer therapies designed to improve and enable current standards of care. The Company has two lead product candidates that target large markets and are in pivotal and/or proof-of-concept clinical trials. Marqibo® is being developed to treat lymphoid cancers such as ALL and lymphomas. Menadione topical lotion is a first-in-class compound being developed as a prevention and/or treatment of skin toxicity associated with epidermal growth factor receptor inhibitors like Erbitux® and Tarceva®. The Company has additional pipeline opportunities that, like Marqibo, improve delivery and enhance the therapeutic index of well characterized, proven chemotherapies. Further information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding the expected safety profile of Marqibo, the expected benefit Marqibo may have for patients with relapsed ALL, the timing, progress and anticipated results of the clinical development, regulatory processes, any benefits that Hana will actually realize from orphan medicinal drug or fast-track designation, and rates of patient enrollment of the rALLy trial of Marqibo. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there is no assurance that Hana will have sufficient capital to complete the development of Marqibo, that the safety profile of Marqibo observed to date will be predictive of future results, that the results of the rALLy trial to date will be predictive of future results, that the rALLy trial will meet its study objectives, that Hana's development efforts relating to Marqibo will be successful, that Hana will be able to obtain regulatory approval of Marqibo, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of Marqibo in relapsed ALL or other diseases. Additional risks that may affect such forward- looking statements include Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.

Source: Hana Biosciences, Inc.